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                                                                   EXHIBIT 10.10

                              STARBUCKS CORPORATION

                      DIRECTORS DEFERRED COMPENSATION PLAN

                              AMENDED AND RESTATED
                          EFFECTIVE SEPTEMBER 29, 2003

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                                    ARTICLE I

                 TITLE, PURPOSE, EFFECTIVE DATE and DEFINITIONS

                  1.01 Title. This plan shall be known as the Starbucks Corporation Directors Deferred Compensation Plan, and any reference in this instrument to the "Plan" shall include the plan as described herein and as amended from time to time.

                  1.02 Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for members of the Board of Starbucks Corporation, a Washington corporation, and its affiliates ("Company"), within the meaning of Sections 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974 ("ERISA").

                  1.03 Effective Date. The Effective Date of this amended and restated Plan shall be September 29, 2003. The Plan was previously amended and restated effective May 7, 2003.

                  1.04 Definitions.

                  a. "Board" means the board of directors of Starbucks Corporation.

                  b. "Code" means the Internal Revenue Code of 1986, as amended.

                  c. "Committee" means the Nominating and Corporate Governance Committee of the Board.

                  d. The "Option Plan" means the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors, and any successor thereto.

                  e.       The "Plan Year" means the fiscal year of the Company.

                                   ARTICLE II

                                   ELIGIBILITY

                  2.01 Participation. A Board member becomes a "Participant" in the Plan when he or she elects to defer a portion of his or her director fees pursuant to the terms of the Plan and Article III. A Board member remains a Participant as long as he or she has a Bookkeeping Account balance that has not yet been entirely distributed.

                  2.02 Time of Eligibility. A Board member shall be eligible to participate in the Plan upon the earlier: (i) for Board members who completed at least one complete term as a director prior to March 24, 2003, the first business day of the month following the Effective Date

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of this Plan; or (ii) the first day of the Company's fiscal year following the fiscal year in which he or she became a Board member. Subject to the provisions of the Plan, all Board members will be eligible to defer compensation and receive benefits at the time and in the manner provided hereunder.

                                   ARTICLE III

                                DEFERRAL OF FEES

                  3.01 Deferral Elections. Upon becoming eligible to be a Participant under Section 2.01, and for any Plan Year thereafter, a Board member must complete, sign and return a Deferral Election Agreement to the Company's Stock Administration Department ("Stock Administration") on or before the applicable Election Date.

                  a. Deferral Election. As used in this Plan, the term "Deferral Election" means the written form of agreement prescribed by the Committee, and developed in conjunction with Stock Administration, and which indicates the portion of Participant's director fees he or she elects to defer for any Plan Year, and applies only with respect to fees to be earned in periods after the date of such election and to such forms of fees as the Company designates as eligible for deferral. In the case of an initial Deferral Election only, such agreement shall also indicate directions with respect to the form of distribution selected by the Participant. No Deferral Election shall be effective until approved by the Company.

                  b. Election Date. The "Election Date" is the date by which a Participant must submit a valid Deferral Election to the Company, determined as follows:

                           i. Plan Year Open Enrollment. Except as provided in Section 3.01.b.ii, the applicable Election Date for any given Plan Year is the date preceding the Board member's performing any services relating to Board membership for such year as the Company may determine, provided that the Election Date for any given Plan Year must be a date prior to the first meeting of the Company's Board of Directors within the Plan Year.

                           ii. Election Date for Gains from Options. The applicable Election Date for gains from options granted under the Option Plan and exercised in any given Plan Year is March 1 of the preceding Plan Year.

                           iii. New Participants. The applicable Election Date for any person who becomes a Board member during the Plan Year is the Plan Year Open Enrollment that occurs after first becoming a Board member.

                  c. Eligible Compensation. For purposes of this Plan, the following items of a Participant's remuneration as a Board member shall be considered "Eligible Compensation":

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                           i.       Cash Fees. The Participant's annual retainer
                  otherwise payable in the form of cash;

                           ii. Equity Fees. The Participant's annual retainer otherwise payable in the form of equity compensation (such as stock options);

                           iii. Options. The Participant's gain (in the form of stock units) from the exercise of Option Plan options; and

                           iv. Restricted Shares. The Participant's Restricted Shares granted under the Option Plan.

                  3.02 Amount of Deferral. A Participant may, for any Plan Year, irrevocably elect to have the following amounts of Eligible Compensation deferred and credited to the Participant's Bookkeeping Account in accordance with the terms and conditions of the Plan:

                  a. Cash Fees. All or a portion of the Participant's cash fees for such Plan Year;

                  b. Equity Fees. All or a portion of the Participant's equity fees for such Plan Year;

                  c. Options. All or a portion of the Participant's gain from the exercise in such Plan Year of Option Plan options; and

                  d. Restricted Shares. All or a portion of the Participant's Restricted Shares granted under the Option Plan for such Plan Year.

                  3.03 Minimum Deferral. Each Participant must agree to defer a minimum of five thousand dollars ($5,000) per Plan Year; provided, however, that this minimum need not be met if director fees actually paid is insufficient to yield such minimum deferral in accordance with the Participant's Deferral Election.

                  3.04 Requirement for Deferral Election. A Participant who has not timely submitted a valid Deferral Election may not defer any Eligible Compensation for the applicable Plan Year under the Plan.

                  3.05 Applicability of Deferral Election. A Deferral Election remains in effect for the Plan Year to which it applies. A Participant must file a new Deferral Election for each Plan Year. The terms of any Deferral Election may, but need not be, similar to the terms of any prior Agreement.

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                                   ARTICLE IV

                        BOOKKEEPING ACCOUNT AND CREDITING

                  4.01 Bookkeeping Account. A "Bookkeeping Account" is the account established on the books of the Company as a record of each Participant's Plan balance. A Participant's Bookkeeping Account may, at the discretion of the Committee, include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of the Plan. As of the effective date of this Plan, the Committee has established and a Participant's Bookkeeping Account shall consist solely of the following sub-accounts:

                  a. General Stock Units Sub-Account. A `General Stock Units Sub-Account" is the sub-account expressed in Units (denominated in units of shares of the Company's common stock) reflecting the number of such shares which the Participant has deferred into the Plan following (i) the exercise or settlement of options under the Option Plan and deferred pursuant to Article III; (ii) Option Plan Restricted Shares deferred pursuant to Article III, or (iii) the Participant's election to defer Cash Fees under Section 3.02, or (iii) dividends issued in the form of Stock Units under the Option Plan.

                  b. Equity Fees Stock Units Sub-Account. An "Equity Fees Stock Units Sub-Account" is the sub-account expressed in Units (denominated in units of shares of the Company's common stock) reflecting the number of such shares which the Participant has deferred into the Plan following the Participant's election to defer Equity Fees under Section 3.02.

                  4.02 Time of Crediting Accounts. Amounts deferred by a Participant under the Plan shall be credited to the Participant's Bookkeeping Account and the respective sub-accounts as soon as administratively practicable after the date deferred amounts would otherwise have been received (or beneficially received in the case of Company contributions) by the Participant. In the case of Deferred Stock Units, such Units will be calculated and valued as of the date the Participant would have otherwise been paid such deferred amounts.

                  4.03 Participant Deemed Investments. As of the Effective Date of the Plan, the only deemed investment provided under the Plan shall be Company Stock. The number of Units in a Participant's Bookkeeping Account shall be appropriately adjusted periodically to reflect any dividend (if applicable), split, split-up or any combination or exchange, however accomplished, with respect to the shares of the Company's Common Stock represented by such Units.

                  4.04 Limited Effect of Allocation. The fact that any allocation shall be made and credited to a Bookkeeping Account shall not vest in a Participant any right, title or interest in or to any specific assets of the Company, or in any right to payment, except at the time(s) and upon the conditions elsewhere set forth in the Plan.

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                  4.05     Report of Account. A Participant shall be provided
information regarding Participant's Bookkeeping Account balance within a reasonable time after requesting such information from Stock Administration. The Company shall furnish each Participant statements on a periodic basis, no less frequently than annually, as soon as administratively practicable after the allocations for the Plan Year have been completed. The Company may, in its discretion, provide Participants with account balance statements more frequently than provided in the preceding sentence.

                                    ARTICLE V

                          RIGHTS OF PARTICIPANT IN PLAN

                  5.01 Ownership Rights in Bookkeeping Account. Subject to the restrictions provided in this Article and 6.03, each Participant shall at all times have a vested right to the value of the Participant's Bookkeeping Account.

                  5.02 Rights in Plan are Unfunded and Unsecured. The Company's obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant's right to Plan distributions shall be no greater than those of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be general assets of the Company, and such assets, as well as any assets set aside in a grantor trust, shall be subject to the claims of its general creditors.

                  5.03 No Transfer of Interest in Plan Allowed. Except as permitted by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. Neither the Participant, Participant's spouse or a designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance of any of the benefits payable hereunder. Said benefits shall not be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or a Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. Notwithstanding the foregoing, the Company may, if the Committee so determines in its sole discretion, follow the terms of any court order issued in connection with any domestic relations proceeding including but not limited to marital dissolution or child support.

                  5.04 Plan Binding upon Parties. The Plan shall be binding upon the Company, its assigns, and any successor company that acquires substantially all of its assets and business through merger, acquisition or consolidation; and upon all Participants and any Participant's Beneficiaries, assigns, heirs, executors and administrators.

                                   ARTICLE VI

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                                  DISTRIBUTIONS

                  6.01 Retirement. A Participant's "Retirement" shall mean the date on which the Participant ceases to be a Board member pursuant to election by the shareholders or by voluntary resignation with the approval of the Board's chair.

                  6.02 In-Service Distributions. While a Participant is a Board member, the Participant may not receive Plan distributions except as determined in the sole and exclusive discretion of the Committee.

                  6.03 Distribution Following Termination. If a Participant ceases to act or is terminated as a Board member prior to Retirement, that Participant shall receive the value of that Participant's Bookkeeping Account as soon as administratively practicable following such termination; provided, however, that the Committee in its sole discretion may withhold payment until all unresolved contingencies have been resolved with respect to such Participant and also may offset such amounts as it determines are owing the Company by the former Board member.

                  6.04 Retirement Distributions. Upon Retirement, distribution of a Participant's Bookkeeping Account balance shall be made as soon as administratively practicable after a Participant's Retirement, and according to the distribution options specified on the Participant's initial Deferral Election for any Deferred Stock Units to which the distribution relates. Bookkeeping Accounts subject to installment payment shall continue to be valued as provided in Section 4.03. A Participant may modify any distribution format election at any time prior to the date that is three years before his Retirement by submitting to the Committee a new Deferral Election. The distribution options available to a Participant are: (i) Lump sum payment; or
(ii) three (3) year installment payments.

                  6.05 Cash and Stock Distributions. Distributions of a Participant's Account shall be made in Common Stock of the Company, but only to the extent related to (i) Deferred Stock Units held in the Participant's General Deferred Stock Units Sub-Account, or (ii) with respect to the Participant's Equity Fees Deferred Stock Units Sub-Account, Deferred Stock Units held in such Sub-Account have been approved by or granted pursuant to an underlying Option Plan that has been approved by the Shareholders. In the event that shareholder approval is not obtained for any portion of a Participant's Equity Fees Deferred Stock Units Sub-Account, the value (or remaining value) of such Sub-Account shall be paid in cash, based on the market value of the Common Shares at the time of such distribution.

                                   ARTICLE VII

                                 DEATH BENEFITS

                  7.01 Designation of Beneficiary. A Participant shall designate a Beneficiary to receive death benefits under the Plan by completing the beneficiary designation form specified by the Committee. A Participant shall have the right to change the Beneficiary by submitting to

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Stock Administration a form designating the Participant's change of Beneficiary.
No beneficiary designation or change of Beneficiary shall be effective until executed by the Company.

                  a. Deemed Beneficiary. If no designation has been made, or if the Beneficiary has predeceased the Participant, then the Participant will be deemed to have designated his or her estate as the Beneficiary hereunder.

                  b. Surviving Beneficiary. For purposes of determining the appropriate named or deemed Beneficiary or contingent Beneficiary, an individual is considered to survive the Participant if that individual is alive seven (7) days after the date of the Participant's death.

                  7.02 Determination of Account Balance at Death. The remaining value of a Participant's Bookkeeping Account shall be determined as of the date of the Participant's death. The amounts in such Account shall remain invested as provided under the Plan pending the determination and payment to the Beneficiary as determined in the sole discretion of the Committee.

                  7.03 Distribution of Bookkeeping Account Balance at Death. Upon a Participant's death, the value of the Participant's Bookkeeping Account shall be distributed as follows:

                  a. Death Prior to Retirement. If a Participant dies before Retirement, the Participant's Beneficiary shall receive the balance of the Participant's Bookkeeping Account determined and paid as though the Participant had retired on his or her date of death.

                  b. Death After Retirement. If a Participant dies after Retirement, the Participant's Beneficiary shall receive the Participant's remaining Account Balance in a manner consistent with the Participant's distribution election under Section 6.04 (reflected for any adjustments pursuant to Section 4.03 until such Account is fully distributed).

                  7.04 Determination of Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to direct the Company to withhold such payments until the matter is finally adjudicated. However, as provided in Section 11.07, any payment made by the Company, in good faith and in accordance with the Plan and the directions of the Committee shall fully discharge the Company, the Board and the Committee from all further obligations with respect to that payment.

                  7.05 Payments to Minor or Incapacitated Beneficiaries. In distributing property hereunder to or for the benefit of any minor or incapacitated Beneficiary, the Committee, in its sole and absolute discretion, may direct the Company to make such distribution to a legal or natural guardian of such Beneficiary, or to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by such guardian or other adult shall be a complete discharge of liability to the Company, the Board, and the Committee. Neither the

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Board, the Committee, nor the Company shall have any responsibility to see to the proper application of any payments so made.

                  7.06 Acceleration of Death Benefits. Anything in this Article to the contrary notwithstanding, the Committee may, in its sole and absolute discretion, accelerate to lump sum any death benefit payments hereunder.

                  7.07 Effect of Divorce. If a Participant and his or her named Beneficiary are or become married and thereafter their marriage is dissolved by entry of a decree of dissolution or other court order having the effect of dissolving the marriage, then any such pre-divorce beneficiary designation shall be deemed automatically revoked as to such beneficiary spouse as of the date of such dissolution unless the death benefit rights of such former spouse are subsequently reaffirmed by a qualified domestic relations order or the Participant's subsequent written designation.

                                  ARTICLE VIII

                           ADMINISTRATION OF THE PLAN

                  8.01 Plan Sponsor and Administrator. The Company is the "Plan Sponsor." The Committee is the "Plan Administrator." The Company's senior officer with responsibility for Human Resources, along with its Stock Administration Department, have been selected to assist the Committee in its day-to-day responsibilities with respect to the Plan. The Committee is the named fiduciary charged with responsibility for administering the Plan. The Committee, with the advice of the Company, will make such rules and computations and will take such other actions to administer the Plan as the Committee may deem appropriate.

                  8.02 Authority of Committee. As Plan Administrator, the Committee has the sole and exclusive discretion, authority and responsibility to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all claims for benefits and to determine all issues relating to eligibility for benefits. All actions taken by the Committee as Plan Administrator, or its delegate, will be conclusive and binding on all person having any interest under the Plan, subject only to the provisions of Article IX. All findings, decisions and determinations of any kind made by the Committee or its delegate shall not be disturbed unless the Committee has acted in an arbitrary and capricious manner.

                  8.03 Exercise of Authority. All resolutions or other actions taken by the Committee shall be either: (a) by vote of a majority of those present at a meeting at which a majority of the members are present; or
(b) in writing by a majority of all the members at the time in office if they act without a meeting.

                  8.04 Delegation of Authority. The Committee may delegate all or part of its responsibilities, authority and discretion under the Plan to other persons. The duties of the Committee under the Plan will be carried out in its name by the officers, directors and employees of the Company. Any such delegation shall carry with it the full discretion and authority vested

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in the Committee under Section 8.02. As of the Effective Date of this Plan, the
Committee has delegated the day-to-day administration of the Plan to Stock Administration, under the direction of the senior corporate officer with responsibility for Human Resources.

                  8.05 Reliance on Opinions. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.

                  8.06 Information. The Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the termination of employment or death of a Participant and such other pertinent information as the Committee may reasonably require.

                  8.07 Indemnification. The Company shall indemnify and hold harmless each Committee or Board member, and each Company employee, performing services or acting in any capacity with respect to the Plan, from and against any and all expenses and liabilities arising in connection with services performed in regard to this Plan. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such individual may be entitled as a matter of law or other agreement.

                                   ARTICLE IX

                                CLAIMS PROCEDURE

                  9.01 Submittal of Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant ("Claiming Party"), shall make a written request for benefits under this Plan, mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or its delegate.

                  9.02 Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Committee or its delegate shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Committee or its delegate does not take any action within the aforesaid ninety (90) day period.

                  9.03 Review of Denied Claim. If the Claiming Party desires Committee review of a denied claim, the Claiming Party shall notify the Committee or its delegate in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other pertinent documents, may

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submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

                  9.04 Decision upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Committee within sixty
(60) days after receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

                                    ARTICLE X

                            AMENDMENT AND TERMINATION

                  The Board of Directors may amend or terminate the Plan at any time. Such amendment or termination may modify or eliminate any benefit hereunder, provided that no such amendment or termination shall in any way reduce the vested portion of the affected Participants' or Beneficiaries' Bookkeeping Accounts. In addition, the Committee has the authority on behalf of the Board, to review, finalize, approve and adopt amendments to the Plan, other than amendments relating to benefit amounts and Plan eligibility.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.01 No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and any Board member. Nothing in this Plan shall be deemed to give any Board member the right to be retained in the service of the Company or to interfere with any right of the Company to discipline or discharge the Board member at any time.

                  11.02 Employee Cooperation. A Board member will cooperate with the company by furnishing any and all information reasonably requested by the Company and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.

                  11.03 Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.

                  11.04 Required Notice. Any notice which shall be or may be given under the Plan or a Deferral Election shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company c/o Stock Administration Department, at the Company's main offices. If notice is to be given to a Participant, such notice shall be addressed to the last known address on the Company's Human

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Resources records. Any notice or filing required or permitted to be given to a
Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

                  11.05 Interest of Participant's Spouse. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

                  11.06 Tax Liabilities from Plan. If all or any portion of a Participant's benefit under this Plan generates a state or federal income tax liability to the Participant prior to receipt, that Participant may petition the Committee for a distribution under 6.02. Such a distribution shall affect and reduce the benefits to be paid under Articles VI and VII hereof.

                  11.07 Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, the Board, and the Committee from all further obligations under this Plan with respect to a Participant, and that Participant's Deferral Election shall terminate upon such full payment of benefits.

                  11.08 Costs of Enforcement. If any action at law or in equity is necessary by the Committee or the Company to enforce the terms of the Plan, the Committee or the Company shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

                  11.09 Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

                  11.10 Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

                  11.11 Applicable Law. To the extent not preempted by Federal law, the Plan shall be governed by the laws of the State of Washington.

                  11.12 Counterparts. This instrument and any Deferral Election may be executed in one or more counterparts, each of which is legally binding and enforceable.

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                  IN WITNESS WHEREOF, this instrument setting forth the terms and conditions of this amendment and restatement to the STARBUCKS DIRECTORS DEFERRED COMPENSATION PLAN is executed this _________ day of ________, 2003, effective September 29, 2003, except as otherwise provided herein.

                                                STARBUCKS CORPORATION

                                                By: ____________________________

                                                Title: _________________________

ATTEST:

By: ___________________________________

Title: _________________________________

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